UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2024

R1 RCM Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41428	87-4340782
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

433 W. Ascension Way
Suite 200
Murray, Utah	84123
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 324-7820

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	RCM	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The Merger Agreement

On July 31, 2024, R1 RCM Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Raven Acquisition Holdings, LLC, a Delaware limited liability company (“Parent”), and Project Raven Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), providing for, among other things and on the terms and subject to the conditions set forth therein, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). Capitalized terms used herein but not otherwise defined have the meaning set forth in the Merger Agreement.

A special committee (the “Special Committee”) of independent and disinterested members of the Company’s board of directors (the “Company Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the stockholders of the Company not affiliated with the Buyer Parties (the “Unaffiliated Company Stockholders”), recommended to the Company Board that it approve the Merger Agreement and the transactions contemplated thereby and recommended that the Unaffiliated Company Stockholders adopt the Merger Agreement at a meeting of the Company’s stockholders (the “Company Stockholders”). Thereafter, the Company Board determined that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and the Company Stockholders, approved the Merger Agreement, directed that the Merger Agreement be submitted to the Company Stockholders for its adoption at a meeting of the Company Stockholders, and recommended that the Company Stockholders adopt the Merger Agreement.

Following the date of the Merger Agreement and prior to the closing of the Merger on the terms and subject to the conditions set forth therein (the “Closing”), one or more Company Stockholders (collectively, the “Rollover Stockholders”) may each enter into a rollover agreement with Raven TopCo, L.P., a Delaware limited partnership and an indirect parent entity of Parent (“Holdings”), or any subsidiary of Holdings that is wholly owned prior to the Closing (each, a “Holdings Subsidiary”), on terms mutually agreeable among Parent and the parties to such agreement (collectively, the “Rollover Agreements”), pursuant to which, among other things, each such Rollover Stockholder will, immediately prior to the Closing, transfer or contribute a number of shares of Common Stock of the Company, par value $0.01 per share (the “Company Common Stock,” and such shares, the “Rollover Shares”) to Holdings or a Holdings Subsidiary in exchange for equity interests of Holdings or such Holdings Subsidiary having an equivalent value, on the terms and subject to the conditions set forth in the applicable Rollover Agreement. The holders of the Rollover Shares will not be entitled to receive the Per Share Price (as defined below) in respect of the Rollover Shares.

At the effective time of the Merger (the “Effective Time”):

(i) each share of Company Common Stock outstanding as of immediately prior to the Effective Time (other than shares held by (1) the Company, Buyer Parties, Holdings, any Holdings Subsidiary (including the Rollover Shares) or TCP-ASC ACHI Series LLLP (“TA,” and such shares the “Owned Company Shares”), (2) any direct or indirect wholly owned Subsidiary of the Company or of the Parent (other than Merger Sub) (the “Subsidiary Owned Shares”) and (3) stockholders who have properly and validly exercised their statutory rights of appraisal in respect of such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL,” and such shares, the “Dissenting Company Shares”)) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $14.30, without interest thereon (the “Per Share Price”);

(ii) each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor; and

(iii) each Subsidiary Owned Share will be converted into a number of validly issued, fully paid and nonassessable shares of common stock of the Surviving Corporation, or fraction thereof, such that the ownership percentage of each Subsidiary in the Surviving Corporation immediately following the Effective Time will equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL.

The Merger Agreement also provides that, at the Effective Time, automatically and without any required action on the part of the holder thereof:

(i) each outstanding option to purchase shares of Company Common Stock (each, a “Company Option”) granted under the Amended and Restated Stock Option Plan, Fifth Amended and Restated 2010 Stock Incentive Plan or the R1 RCM Inc. 2022 Inducement Plan (collectively, the “Company Equity Plans”) will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Company Common Stock subject to such Company Option multiplied by (B) the amount by which the Per Share Price exceeds the applicable per share exercise price of such Company Option, provided that if the applicable per share exercise price is equal to or exceeds the Per Share Price, such Company Option will be canceled for no consideration;

(ii) each outstanding (but not yet settled) restricted stock unit award granted under any Company Equity Plan subject solely to service-based vesting criteria (each, a “Company RSU”), other than any Company RSU described in the following clause (iii), will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price;

(iii) each outstanding Company RSU granted on or after the date of the Merger Agreement will be converted into the right to receive an amount in cash equal to (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time multiplied by (B) the Per Share Price, and will otherwise be subject to the same terms and conditions following the Effective Time (including the applicable vesting schedule) as were applicable to such Company RSU as of immediately prior to the Effective Time; and

(iv)  each outstanding restricted stock unit award granted under any Company Equity Plan subject to performance-based vesting criteria (each, a “Company PBRSU”) will be converted into the right to receive a cash payment equal in value to (A) the total number of shares of Company Common Stock subject to such Company PBRSU immediately prior to the Effective Time (determined in accordance with the terms of the respective Company PBRSU award) multiplied by (B) the Per Share Price.

The Merger Agreement also provides that, at the Effective Time:

(i) each unexercised warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) (other than any Company Warrant held as of the Effective Time by Buyer Parties, Holdings, any Holdings Subsidiary or TA (the “Buyer Company Warrants”)) that is outstanding immediately prior to the Effective Time will be cancelled in exchange for the right to receive, promptly following the surrender of such Company Warrant to the Company (or Surviving Corporation) in accordance with its terms, a cash payment, without interest, equal in value to (A) the number of shares of Company Common Stock the holder of such Company Warrant would have received had such Company Warrant been exercised in full on a cash basis immediately prior to the Effective Time multiplied by (B) the amount, if any, by which the Per Share Price exceeds the applicable per share exercise price of such Company Warrant; and

(ii)  each outstanding Buyer Company Warrant will be cancelled and extinguished without any conversion thereof or consideration paid therefor, unless exercised in accordance with its terms prior to the Effective Time.

If the Merger is consummated, the Company Common Stock will be de-listed from Nasdaq and de-registered under the Securities Exchange Act of 1934, as amended, as promptly as practicable following the Effective Time.

Conditions to the Merger

Consummation of the Merger is subject to the mutual conditions set forth in the Merger Agreement, including, but not limited to, the: (i) affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock to adopt the Merger Agreement (the “Requisite Stockholder Approval”); (ii) expiration or termination of any waiting periods applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and approval as required by other specified antitrust laws; and (iii) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger. In addition, the obligation of each party to consummate the Merger is conditioned upon the other party’s representations and warranties being true and correct (subject to certain customary materiality exceptions) and the other party having performed in all material respects its covenants, obligations and conditions under the Merger Agreement. The obligation of the Buyer Parties to consummate the Merger is also subject to the absence of a Company Material Adverse Effect.

No-Shop

Prior to the earlier of the termination of the Merger Agreement and the Effective Time, the Company will be subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding any alternative acquisition proposals, subject to a customary “fiduciary out” provision that allows the Company and the Special Committee, under certain specified circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an acquisition proposal if the Special Committee determines in good faith (after consultation with its financial advisors and outside legal counsel) that such alternative acquisition proposal constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal, and the failure to take such actions would be inconsistent with its fiduciary duties pursuant to applicable law.

In addition, following receipt of a written bona fide acquisition proposal by the Company that the Special Committee determines in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, either or both of the Company Board (acting on the recommendation of the Special Committee) and/or the Special Committee may, in certain circumstances prior to the time the Requisite Stockholder Approval is obtained and subject to certain notice and match rights of Parent, make a change in recommendation with respect to such Superior Proposal. Subject to similar provisions and requirements in the Merger Agreement, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may also effect a change in recommendation with respect to an Intervening Event.

Regulatory Efforts

The parties to the Merger Agreement have agreed to use their respective reasonable best efforts to consummate and make effective, as promptly as reasonably practicable but in no event later than April 30, 2025 (the “Termination Date”), the Merger, including by using reasonable best efforts to cause the conditions to the Merger to be satisfied. If necessary to receive clearance of the Merger pursuant to the HSR Act or other applicable antitrust laws, the Buyer Parties must offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its subsidiaries and any other restrictions on the activities of the Company and its subsidiaries, except, in each case, if any of the foregoing (i) individually or in the aggregate, would have a material adverse effect on the business of the Company and its subsidiaries, taken as a whole, or (ii) would obligate any TA Person, CD&R Person, Parent or Merger Sub to take any action or agree to any restriction other than with respect to the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of Parent, the Company or its subsidiaries.

Termination and Fees

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, including the Company terminating the Merger Agreement to enter into an alternative acquisition agreement with respect to a Superior Proposal in accordance with the “fiduciary out” provisions of the Merger Agreement, the Company will be required to pay Parent a termination fee of $250,000,000 (the “Company Termination Fee”); provided that, in the event the Company Termination Fee becomes payable as a result of the termination of the Merger Agreement prior to the later of (a) 11:59 p.m., Eastern time, on September 14, 2024, and (b) 11:59 p.m., Eastern time, on the first business day after the end of any notice period (or any extensions thereof) with respect to a Superior Proposal for which such notice period commenced on or prior to September 14, 2024, to enter into an alternative acquisition agreement with respect to a Superior Proposal by a Qualified Bidder or in response to a change in recommendation by the Company Board or the Special Committee with respect to a Superior Proposal by a Qualified Bidder, then the Company will be required to pay Parent a termination fee of $71,143,709. The Company Termination Fee will also be payable if (a) the Merger Agreement is terminated under certain circumstances and prior to such termination, an acquisition proposal is publicly made, disclosed, or made known and the Company, within 12 months, consummates or enters into a definitive agreement for any transaction the proposal of which would have constituted an acquisition proposal if made prior to the termination of the Merger Agreement, or (b) Parent terminates the Merger Agreement upon a material breach by the Company Board or the Special Committee or an intentional and material breach by the Company or its representatives of certain provisions related to the no-shop restrictions and other obligations concerning acquisition proposals, the proxy statement and the meeting of the Company Stockholders. Upon termination of the Merger Agreement under specified circumstances, including if in certain circumstances Parent refuses to consummate the Merger within three business days after all of the required conditions have been satisfied, Parent will be required to pay the Company a termination fee of $550,000,000 (the “Reverse Termination Fee”). In addition to the foregoing termination rights, and subject to certain limitations therein, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by the Termination Date.

Other Terms of the Merger Agreement

The Company also made customary representations and warranties in the Merger Agreement and agreed to customary covenants regarding the operation of the business of the Company and its subsidiaries prior to the consummation of the Merger. The Merger Agreement also provides that the Company, subject to the funding of required financing obligations and certain other requirements, or the Buyer Parties may specifically enforce the obligations under the Merger Agreement, including the obligation to consummate the Merger if the conditions set forth in the Merger Agreement are satisfied. The liability of the Company and the Buyer Parties is generally limited to the amount of the Reverse Termination Fee, except (a) each Party is also entitled to reimbursement for enforcement expenses in connection with the payment of the relevant termination fee in an amount up to $10,000,000, and (b) the Company is entitled to reimbursement for reasonable and documented out-of-pocket financing cooperation expenses and indemnity for loses suffered or incurred in connection with the arrangement of the debt financing in an amount up to $5,000,000 (the “Reimbursement Obligations”).

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement, which is attached as Exhibit 2.1 and is incorporated by reference herein. The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”), including a Schedule 13E-3.

Financing Commitment Letters

Also on July 31, 2024, in connection with the execution of the Merger Agreement, Parent has delivered (i) an equity commitment letter between Parent and the Guarantors party thereto, pursuant to which the Guarantors have committed, subject to the terms and conditions contained therein, to invest in Parent, directly or indirectly, the amount set forth therein, and (ii) a debt commitment letter between Parent and the debt financing sources identified therein, pursuant to which such debt financing sources have committed, subject to the terms and conditions contained therein, to provide financing in the amounts set forth therein to the Buyer Parties at or prior to Closing for the purpose of funding the Merger and the related fees and expenses thereto, on the terms and subject to the conditions set forth therein. The Company is an express third-party beneficiary of the equity commitment letter and is entitled to specifically enforce the obligations of the Guarantors, on the terms and subject to the conditions set forth therein.

Guarantee

Also on July 31, 2024, in connection with the execution of the Merger Agreement, Parent has delivered a limited guarantee from the Guarantors in favor of the Company, pursuant to which, on the terms and subject to the conditions contained therein, the Guarantors are guaranteeing the payment of the Reverse Termination Fee and the Reimbursement Obligations if, when and in circumstances in which such fee or obligations are due.

Voting Agreement

Also on July 31, 2024, TA executed a voting agreement (the “Voting Agreement”) in favor of the Company, pursuant to which TA agreed, among other things, to (i) vote all of its shares of Company Common Stock in favor of the approval and adoption of the Merger Agreement and the Merger, and (ii) vote all of its shares of the Company Common Stock against any proposal made in opposition to the Merger Agreement or the Merger.

The foregoing description of the Voting Agreement and the transactions contemplated thereby does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the full text of the Voting Agreement, which is attached as Exhibit 10.1 and is incorporated by reference herein. The Voting Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub, TA or their respective Subsidiaries or Affiliates. The representations, warranties and covenants contained in the Voting Agreement were made only for purposes of the Voting Agreement as of the specific dates therein, were solely for the benefit of the applicable parties to the Voting Agreement, may be subject to limitations agreed upon by the contracting parties, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Voting Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Voting Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent, Merger Sub, TA and the transactions contemplated by the Voting Agreement that will be contained in or attached as an annex to the proxy statement that the Company will file in connection with the transactions contemplated by the Voting Agreement, as well as in the other filings that the Company will make with the SEC, including a Schedule 13E-3.

Item 8.01	Other Events.

On August 1, 2024, the Company issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 31, 2024, by and among R1 RCM Inc., Raven Acquisition Holdings, LLC and Project Raven Merger Sub, Inc.*

10.1	Voting Agreement, dated as of July 31, 2024, by and between R1 RCM Inc. and TCP-ASC ACHI Series LLLP

99.1	Press Release of R1 RCM Inc., dated August 1, 2024

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of Project Raven Merger Sub, Inc. with and into the Company (the “Transaction”), including financial estimates and statements as to the expected timing, completion and effects of the Transaction. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Transaction on anticipated terms and timing or at all, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Transaction; (ii) the ability of affiliates of Raven Acquisition Holdings, LLC to obtain the necessary financing arrangements set forth in the commitment letters received in connection with the Transaction; (iii) potential litigation relating to the Transaction that could be instituted against Raven Acquisition Holdings, LLC, the Company or their respective affiliates, directors, managers or officers, including the effects of any outcomes related thereto; (iv) the risk that disruptions from the Transaction, including the diversion management’s attention from the Company’s ongoing business operations will harm the Company’s business, including current plans and operations; (v) the ability of the Company to retain and hire key personnel in light of the Transaction; (vi) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Transaction; (vii) continued availability of capital and financing and rating agency actions; (viii) legislative, regulatory and economic developments affecting the Company’s business; (ix) general economic and market developments and conditions; (x) potential business uncertainty, including changes to existing business relationships, during the pendency of the Transaction that could affect the Company’s financial performance; (xi) certain restrictions during the pendency of the Transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (xii) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xiii) significant transaction costs associated with the Transaction, including the possibility that the Transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Transaction, including in circumstances requiring the Company to pay a termination fee or other expenses; (xv) competitive responses to the Transaction, including the possibility that competing offers or acquisition proposals for the Company will be made; (xvi) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (xvii) the risks and uncertainties pertaining to the Company’s business, including those set forth in Part I, Item 1A of the Company’s most recent Annual Report on Form 10-K and Part II, Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC; and (xviii) the risks and uncertainties that will be described in the proxy statement available from the sources indicated below. These risks, as well as other risks associated with the Transaction, will be more fully discussed in the proxy statement. While the list of factors presented here is, and the list of factors to be presented in the proxy statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. In light of the significant uncertainties in these forward-looking statements, the Company cannot assure you that the forward-looking statements in this communication will prove to be accurate, and you should not regard these statements as a representation or warranty by the Company, its directors, officers or employees or any other person that the Company will achieve its objectives and plans in any specified time frame, or at all. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by applicable law.

Important Additional Information and Where to Find It

In connection with the Transaction, the Company will file with the SEC a proxy statement on Schedule 14A, the definitive version of which will be sent or provided to Company stockholders. The Company, affiliates of the Company and affiliates of each of Clayton, Dubilier & Rice, LLC and TowerBrook Capital Partners L.P. intend to jointly file a transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) with the SEC. The Company may also file other documents with the SEC regarding the Transaction. This document is not a substitute for the Proxy Statement, the Schedule 13E-3 or any other document which the Company may file with the SEC. Promptly after filing its definitive proxy statement with the SEC, the Company will mail or provide the definitive proxy statement, the Schedule 13E-3 and a proxy card to each Company stockholder entitled to vote at the meeting relating to the Transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEDULE 13E-3 AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement, Schedule 13E-3 and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at ir.r1rcm.com or by contacting the Company’s Investor Relations Team at investorrelations@r1rcm.com.

The Transaction will be implemented solely pursuant to the Merger Agreement dated as of July 31, 2024, among the Company, Raven Acquisition Holdings, LLC and Project Raven Merger Sub, Inc., which contains the full terms and conditions of the Transaction.

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees, may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the Transaction. Information regarding the Company’s directors and executive officers is contained in the “Director Compensation,” “Executive Compensation” and “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” sections of the definitive proxy statement for the 2024 annual meeting of stockholders of R1 RCM Inc., which was filed with the SEC on April 12, 2024 (the “Annual Meeting Proxy Statement”) and will be contained in the proxy statement to be filed by the Company in connection with the Transaction. Any change of the holdings of the Company’s securities by its directors or executive officers from the amounts set forth in the Annual Meeting Proxy Statement have been reflected in the following Statements of Changes in Beneficial Ownership on Form 4

filed with the SEC: by Michael C. Feiner, filed on May 23, 2024; by Agnes Bundy Scanlan, filed on May 23, 2024; by John B. Henneman, III, filed on May 23, 2024; by Anthony R. Tersigni, filed on May 23, 2024; by Jill Smith, filed on May 23, 2024; by Joseph Flanagan, filed on May 23, 2024; by Jeremy Delinsky, filed on May 23, 2024; by David M. Dill, filed on May 23, 2024; by Bradford Kyle Armbrester, filed on May 23, 2024; by Anthony J. Speranzo, filed on May 23, 2024; by Jennifer Williams, filed on June 3, 2024; by John Sparby, filed on June 3, 2024; by Pamela L. Spikner, filed on June 3, 2024; by Lee Rivas, filed on June 3, 2024; and by Kyle Hicok, filed on June 3, 2024. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be included in the definitive proxy statement relating to the Transaction when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, the Company’s website at ir.r1rcm.com or by contacting the Company’s Investor Relations Team at investorrelations@r1rcm.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R1 RCM INC.

Date: August 1, 2024	By:	/s/ Jennifer Williams
	Name:	Jennifer Williams
	Title:	Chief Financial Officer